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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
JABIL CIRCUIT, INC:


We consent to the incorporation by reference in the registration statement (No. 33-63820) on Form S-8 of Jabil Circuit, Inc. of our report dated October 6, 1998, except as to note 10 which is as of December 7, 1998 relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended August 31, 1998, which report appears in the August 31, 1998 annual report on Form 10-K of Jabil Circuit, Inc.


                                                /s/    KPMG Peat Marwick LLP
                                            ------------------------------------


St. Petersburg, Florida
December 7, 1998